                                 SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_] Soliciting Material Pursuant to (Section) 240.14a-11(c) or (Section) 240.14a-12

                           Merrill Lynch & Co., Inc.,
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                             [LOGO] Merrill Lynch





                                   [GRAPHIC]

                                     2000
                                PROXY STATEMENT







                 Notice of the Annual Meeting of Stockholders
                      to be held April 18, 2000


                      Merrill Lynch & Co., Inc.
                     Conference and Training Center
                         Plainsboro, New Jersey




                            GRAPHICS APPENDIX LIST

                   DESCRIPTION OF GRAPHIC OR CROSS REFERENCE
                   ----------------------------------------
                        Merrill Lynch Digital Bull Logo

(LOGO OF MERRILL LYNCH)

                                                                  March 9, 2000

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 A.M., local time, on Tuesday, April 18, 2000, at the Merrill Lynch Conference and Training Center, Plainsboro, New Jersey.

Information regarding the business of the meeting is set forth in the Notice of Annual Meeting and Proxy Statement that follows this letter. There will be an opportunity for stockholders to ask questions about our business and to comment on any aspect of company affairs properly brought before the meeting.

We cannot stress strongly enough that your vote is important, regardless of the number of shares you own. After you have read the Notice of Annual Meeting and Proxy Statement, and even if you plan to attend the meeting, please complete and return promptly the enclosed form of proxy to ensure that your shares will be represented. A return envelope is enclosed for your convenience.

Since mail delays may occur, it is important that the proxy be returned well in advance of the meeting. You may revoke your proxy at any time before it is exercised. Accordingly, you should sign and return your proxy even if you think you may decide to attend the meeting and vote your shares in person. Merrill Lynch will admit to the meeting stockholders of record on February 23, 2000, persons holding proof of beneficial ownership or who have been granted proxies, and any other persons that Merrill Lynch, in its sole discretion, may elect to admit.

We look forward to receiving your vote and seeing you at the meeting. If you need directions to the meeting, or have a disability that may require special assistance, please contact our Corporate Secretary, Andrea L. Dulberg, at 222 Broadway, 17th Floor, New York, New York 10038-2510; Telephone: (212) 670-0432 or 0433; e-mail address: corporatesecretary@exchange.ml.com.

Sincerely,

/s/ DAVID H. KOMANSKY

DAVID H. KOMANSKY
   Chairman of the
   Board and Chief
  Executive Officer

[LOGO OF MERRILL LYNCH]

                                          Notice of Annual Meeting of
                                          Stockholders to
                                          be held April 18, 2000

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MERRILL LYNCH & CO., INC., a Delaware corporation ("Merrill Lynch"), will be held on Tuesday, April 18, 2000, at 10:00 A.M., local time, at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey, for the following purposes:

  (1) To elect four directors to the Board of Directors to hold office for a term of three years;

  (2) To consider approving a new performance formula governing annual bonuses and grants of restricted shares and units for certain executive officers;

  (3) To consider a stockholder proposal; and

  (4) To transact such other business as properly may come before the Annual Meeting and any adjournment thereof.

Only persons who are record holders of Common Stock on the books of Merrill Lynch at the close of business on February 23, 2000 may receive notice of or vote at the Annual Meeting and any adjournment thereof. A list of those stockholders will be available from April 7, 2000 until prior to the meeting, as required by law, at the offices of Merrill Lynch Asset Management, L.P. located at 800 Scudders Mill Road, Plainsboro, New Jersey. This list will also be available at the Annual Meeting. The stock transfer books of Merrill Lynch will not be closed.

Public notice of the date of the Annual Meeting was included in Merrill Lynch's Quarterly Report on Form 10-Q for the period ended September 24, 1999, filed with the Securities and Exchange Commission ("SEC") on November 5, 1999, and in Merrill Lynch's Report to Shareholders for the first six months of 1999 mailed to stockholders on August 25, 1999.

                                       By Order of the Board of Directors

                                            ANDREA L. DULBERG

                                           Corporate Secretary

New York, New York
March 9, 2000

STOCKHOLDERS ARE URGED TO VOTE, SIGN, AND DATE THE ENCLOSED FORM OF PROXY AND TO RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

The Proxy Statement for the Annual Meeting follows this page. Except for those who have previously received copies, included with this Proxy Statement and Notice is Merrill Lynch's 1999 Annual Report, which is not considered proxy soliciting material.

[LOGO OF MERRILL LYNCH]

Proxy Statement

                                     Annual Meeting of Stockholders
                                     April 18, 2000

This Proxy Statement is furnished as part of the solicitation, on behalf of the Board of Directors of Merrill Lynch & Co., Inc., a Delaware corporation ("Merrill Lynch"), of proxies from those holders of Merrill Lynch Common Stock, par value $1.33 1/3 per share (the "Common Stock"), who are eligible to vote at the forthcoming Annual Meeting of Stockholders, and at any adjournment thereof, on the matters set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, April 18, 2000, at 10:00 A.M., local time, at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

                               BENEFICIAL OWNERS

The Board of Directors has fixed the close of business on February 23, 2000 as the record date for determining those stockholders who are entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournment thereof. On that date there were 387,057,900 shares of Common Stock outstanding (excluding treasury shares, and including 4,008,129 shares of a Merrill Lynch subsidiary that are exchangeable at any time into, and carry voting rights equivalent to, the Common Stock). Holders of Common Stock are entitled to one vote per share. Holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum. To the knowledge of Merrill Lynch, except as provided below, no person is the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                          Beneficial Ownership Table

                                                  Amount and Nature
                Name and Address                    of Beneficial     Percent
               of Beneficial Owner                    Ownership     of Class(1)
               -------------------                ----------------- -----------
State Street Bank and Trust Company, Trustee
 ("State Street")
 225 Franklin Street
 Boston, Massachusetts 02110
  Merrill Lynch & Co., Inc. Employee Stock
   Ownership Plan (the "ESOP")...................   24,601,903(2)      6.4%
  Other Merrill Lynch employee benefit plans.....   21,457,550(3)      5.5%
  Other..........................................    6,593,817(4)      1.7%

Footnotes to Beneficial Ownership Table

(1) Percentages are calculated based on the Common Stock outstanding as of February 23, 2000.

(2) Information on the amount and nature of the beneficial ownership of the Common Stock is as of February 23, 2000. As of that date, 24,486,014 shares of Common Stock held by the ESOP were allocated to ESOP participants (representing 6.3% of the outstanding shares of Common Stock), and 115,889 shares of Common Stock held by the ESOP were unallocated (representing less than .1% of the outstanding shares of Common Stock). Participants have the right to direct the voting of allocated shares by State Street as a co-trustee of the ESOP. Subject to the provisions of the ESOP trust agreement, State Street is obligated to vote unallocated shares and allocated shares for which it has not received directions in the same proportion that allocated shares for which it has received directions are voted. The trust agreement also contains provisions regarding the allocation, vesting, and disposition of shares.

(3) Information on the amount and nature of the beneficial ownership of the Common Stock is as of February 23, 2000. Participants have the right to direct the voting of shares of Common Stock by State Street as a co-trustee of these plans. Subject to the provisions of the trust agreements relating to these employee benefit plans, State Street is obligated to vote shares for which it has not received directions in the same proportion that allocated shares for which it has received directions are voted. The trust agreements also contain provisions regarding the disposition of shares.

(4) Information on the amount and nature of the beneficial ownership of the Common Stock is as of December 31, 1999 and was supplied by a Schedule 13G Information Statement filed by State Street. As trustee or discretionary advisor for various personal trust accounts and various collective investment funds for employee benefit plans and other index accounts not affiliated with Merrill Lynch, State Street has sole voting power over 6,027,265 of such shares, sole dispositive power over 6,555,976 of such shares, shared voting power over 12,799 of such shares, and shared dispositive power over 37,841 of such shares.

    VOTING REQUIREMENTS AND OTHER INFORMATION ABOUT THE ANNUAL MEETING

The vote required to elect directors is a plurality of the votes of the shares of Common Stock represented at the Annual Meeting in person or by proxy that are entitled to vote. The vote required to approve the management proposal to adopt a new performance formula described in this Proxy Statement (the "Merrill Lynch Proposal"), the stockholder proposal described in this Proxy Statement (the "Stockholder Proposal") and all other matters is the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy that are entitled to vote.

All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. If no specification is made on any item submitted for a vote, the shares will be voted for the election of the four persons named under the caption Election of Directors--Nominees for Election to the Board of Directors, for the Merrill Lynch Proposal, and against the Stockholder Proposal. Since the proxy confers discretionary authority to vote on other matters that properly may come before the meeting, shares represented by valid proxies returned to Merrill Lynch will be voted on any other matters that properly may be brought before the meeting in accordance with the judgment of the person or persons voting the proxies. Merrill Lynch's by-laws require prior notification of a stockholder's intent to submit any business to the meeting. The deadline for such notification has passed and no such notification has been received.

With regard to the election of directors, votes may be cast in favor of the specific candidates or withheld; votes that are withheld will have no effect on the outcome of the election. With regard to other types of matters requiring stockholder action, votes may be cast in favor or against, or a stockholder may abstain. Abstentions will be counted as shares that are represented at the meeting and entitled to vote. Abstentions on the Merrill Lynch Proposal and the Stockholder Proposal will have the effect of a negative vote.

Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers holding shares in street name for customers can vote on certain items if they have not received instructions from beneficial owners. Brokers other than Merrill Lynch's subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), that do not receive instructions are entitled to vote on the election of directors and the Merrill Lynch Proposal. Under NYSE policy, if MLPF&S does not receive instructions on these items, it is entitled to vote shares held by it on behalf of customers only in the same proportion that the shares voted by all other record holders are voted. With respect to the Stockholder Proposal, neither MLPF&S nor any other broker may vote shares held for customers without specific instructions from the beneficial owners. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the vote on the election of directors, the Merrill Lynch Proposal or the Stockholder Proposal.

The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised at the meeting by giving proper written notice to Darryl W. Colletti, Assistant Secretary of Merrill Lynch, at 101 Hudson Street, 10th Floor, Jersey City, New Jersey 07302-3997 or by filing another proxy.

It is the policy of Merrill Lynch that all proxies, ballots, and voting materials that identify the votes of specific stockholders be kept confidential and not be disclosed to Merrill Lynch, its affiliates, directors, officers, or employees, subject to limited exceptions, including disclosure
(i) to vote tabulators and inspectors of election, (ii) as required by law,
(iii) at the express request of a stockholder, (iv) in the context of a bona fide dispute as to the authenticity of the proxy, ballot or vote, and (v) of aggregate vote totals at or in connection with the relevant meeting of stockholders. This policy does not apply in the event of a contested election for directors, the attempted removal of directors, any solicitation of proxies in connection with a merger or business combination, or a solicitation of proxies by anyone other than the Board of Directors. The policy is not intended to prohibit stockholders from voluntarily disclosing their votes to Merrill Lynch or the Board of Directors or to impair the free and voluntary communication between Merrill Lynch and its stockholders.

The expenses involved in the preparation of proxy materials and the solicitation on behalf of the Board of Directors of proxies for the Annual Meeting will be borne by Merrill Lynch. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of Merrill Lynch or of its subsidiaries in person or by telephone or other means of communication, for which no additional compensation will be paid, and will be made by Georgeson & Co., Inc., for which a fee of $22,000 plus expenses will be paid. Merrill Lynch will reimburse brokers, including MLPF&S, and other nominees for costs incurred by them in mailing soliciting materials to the beneficial owners of the Common Stock in accordance with the rules of the NYSE.

The accounting firm of Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of the Audit and Finance Committee of the Board of Directors, as the independent public accountants of Merrill Lynch and its subsidiaries during the 2000 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to answer stockholders' questions.

                             ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class serves for a three-year term and one class of directors is elected each year.

The Board of Directors proposes the election as directors of the four persons named below under Nominees for Election to the Board of Directors. These persons are to hold office for a term of three years ending in 2003. The remaining eight directors named below will continue to serve in accordance with their previous elections. The biographical information presented for the director nominees and for the directors continuing in office is based upon information received from the nominees and directors. Unless otherwise indicated, the offices listed are offices of Merrill Lynch.

It is intended that shares of Common Stock represented by proxies received in response to this Proxy Statement will be voted for the election of the nominees listed below unless otherwise directed by stockholders in their proxies. While it is not anticipated that any of the nominees will be unable to take office, if that is the case, such shares will be voted in favor of such other person or persons proposed by the Board of Directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                    For a Three-Year Term Expiring in 2003

W.H. Clark (67)                                             Director since 1995

 Corporate Director; Chairman of the Board of Nalco Chemical Company
  ("Nalco"), a producer of specialty chemicals, from 1984 to 1994; Chief Executive Officer of Nalco from 1982 to 1994; President of Nalco from 1984 to 1990. Mr. Clark serves as a director of Bethlehem Steel Corporation, Fort James Corporation, Millennium Chemicals Inc., Ultramar Diamond Shamrock Corporation, and USG Corporation.

Stephen L. Hammerman (62)                                   Director since 1985

 Vice Chairman of the Board since April 1992; General Counsel since October
  1984.

Aulana L. Peters (58)                                       Director since 1994

 Partner in the law firm of Gibson, Dunn & Crutcher LLP since 1988 and from 1980 to 1984; Commissioner of the U.S. Securities and Exchange Commission from 1984 to 1988. Mrs. Peters serves as a director of Callaway Golf Company, Minnesota Mining and Manufacturing Company (3M), and Northrop Grumman Corporation.

John J. Phelan, Jr. (68)                                    Director since 1991

 Corporate Director; Senior Adviser to the Boston Consulting Group since
  October 1992; Member of the Council on Foreign Relations since 1988; President of the International Federation of Stock Exchanges from January 1991 to January 1993; Chairman and Chief Executive Officer of the New York Stock Exchange, Inc. from May 1984 to December 1990. Mr. Phelan serves as a director of Eastman Kodak Company and Metropolitan Life Insurance Company.

            MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

With Terms Expiring in 2001

William R. Hoover (70)                                      Director since 1995

 Chairman of the Executive Committee of Computer Sciences Corporation ("CSC"), a provider of information technology consulting, systems integration, and outsourcing to industry and government, since March 1997 and Consultant since March 1995; Chairman of the Board of CSC from November 1972 to March 1997; President of CSC from November 1969 to March 1995; Chief Executive Officer of CSC from November 1972 until March 1995. Mr. Hoover serves as a director of CSC, Rofin-Sinar Technologies, Inc., and Storage Technology Corporation.

Robert P. Luciano (66)                                      Director since 1989

 Corporate Director; Chairman Emeritus of Schering-Plough Corporation, a health and personal care products company; Chief Executive Officer of Schering-Plough Corporation from February 1982 to January 1996 and Chairman of the Board from January 1984 to November 1998. Mr. Luciano serves as a director of Schering-Plough Corporation, Honeywell International Inc., and C.R. Bard, Inc.

David K. Newbigging (66)                                    Director since 1996

 Chairman of the Board of Friends' Provident Life Office, a United Kingdom-based life assurance company; Chairman of the Board of Equitas Holdings Limited, the parent company of a group of reinsurance companies based in the United Kingdom, from 1995 to 1998; Chairman of the Board and Senior Managing Director of Jardine, Matheson & Co. Limited, a Hong Kong-based international trading, industrial and financial services group, from 1975 to 1983; Chairman of the Board of Rentokil Group PLC, an international support services group based in the United Kingdom, from 1987 to 1994. Mr. Newbigging serves as the Chairman of the Board of Faupel Trading Group PLC and Thistle Hotels PLC, the Deputy Chairman of Benchmark Group PLC, and as a director of Ocean Energy, Inc. and Paccar Inc.

With Terms Expiring in 2002

Jill K. Conway (65)                                         Director since 1978

 Visiting Scholar, Massachusetts Institute of Technology since 1985; President of Smith College from July 1975 to June 1985. Mrs. Conway serves as a director of Allen Telecom Inc., Arthur D. Little, Inc., Colgate-Palmolive Company, and NIKE, Inc.

George B. Harvey (68)                                       Director since 1993

 Corporate Director; Chairman of the Board of Pitney Bowes Inc., a provider of mailing, office and logistics systems and management and financial services, from 1983 to December 1996; President and Chief Operating Officer of Pitney Bowes Inc. from 1981 to May 1996. Mr. Harvey serves as a director of Massachusetts Mutual Life Insurance Company, The McGraw-Hill Companies, Inc., and Pfizer Inc.

David H. Komansky (60)                                      Director since 1995

 Chairman of the Board since April 1997; Chief Executive Officer since
  December 1996; President and Chief Operating Officer from January 1995 to April 1997.

John L. Steffens (58)                                       Director since 1997

 Vice Chairman of the Board since April 1997; Chairman of U.S. Private Client
  Group since February 2000; President of U.S. Private Client Group from April 1997 to February 2000; Executive Vice President, Private Client Group from October 1990 to April 1997.

                             ---------------------

William L. Weiss, age 70, has served as a director since 1993 and will continue to serve as a director until the 2000 Annual Meeting. Mr. Weiss is Chairman Emeritus of Ameritech Corporation, a provider of communications and information services. Mr. Weiss serves as a director of Abbott Laboratories, The Quaker Oats Company, and Tenneco Inc.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the 1999 fiscal year, the Board of Directors met eight times.

In addition to an Executive Committee, the Merrill Lynch Board of Directors has standing Audit and Finance, Management Development and Compensation, Public Policy and Responsibility, and Nominating Committees, and a Litigation Committee.

The Audit and Finance Committee comprises Mr. Phelan, its Chairman, Mrs. Peters and Messrs. Clark, Hoover, and Newbigging. This committee held seven meetings during the 1999 fiscal year. This committee performs the following functions, among others: monitoring Merrill Lynch's system of internal accounting controls and overseeing and evaluating the internal audit function; recommending the appointment and monitoring the performance, independence, and fees of Merrill Lynch's independent public accountants and monitoring professional services they provide; reviewing the scope of the annual audit with the independent public accountants and reviewing their reports with management; reviewing Merrill Lynch's annual consolidated financial statements; overseeing Merrill Lynch's corporate funding policy, securities offerings, financial commitments and related policies; and monitoring compliance with risk management and compliance policies and procedures.

The Management Development and Compensation Committee comprises Mr. Luciano, its Chairman, Mrs. Conway and Messrs. Harvey and Weiss. This committee held nine meetings during the 1999 fiscal year. This committee performs the following functions, among others: reviewing and recommending employee compensation programs, policies, and practices, including salary, cash incentive, long-term incentive compensation, stock purchase, retirement, and health and welfare programs; making grants under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plans and other stock-based compensation plans; discharging the responsibilities described below under the caption Management Development and Compensation Committee Report on Executive Compensation; and reviewing management development programs and executive succession plans.

The Public Policy and Responsibility Committee comprises Mr. Weiss, its Chairman, Mrs. Peters and Mr. Newbigging. This committee held three meetings during the 1999 fiscal year. This committee's function is to assist the Board of Directors and senior management in overseeing Merrill Lynch's fulfillment internationally of its principles of Respect for the Individual, Teamwork, Responsible Citizenship, and Integrity by reviewing and, where appropriate, making recommendations about: Merrill Lynch's political and charitable contributions policies and practices and Merrill Lynch's policies and actions as they relate to social and public policy issues that affect Merrill Lynch's business throughout the world.

The Nominating Committee comprises Mrs. Conway, its Chairwoman, Messrs. Harvey and Luciano (who are voting members) and Mr. Komansky (who is a non-voting member). This committee did not meet during the 1999 fiscal year but its members did conduct discussions over the course of the year. This committee performs the following functions, among others: identifying potential candidates to serve on the Board of Directors with a view toward a desirable balance of expertise among Board members and making recommendations to the Board of Directors relating to the membership of committees of the Board of Directors and nominees to fill vacancies on the Board of Directors. The

Nominating Committee will consider nominees recommended by stockholders. Those wishing to submit recommendations for the 2001 Annual Meeting of Stockholders should write to Andrea L. Dulberg, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510.

The Litigation Committee comprises Messrs. Clark, Harvey, and Hoover. This committee held nine meetings during the 1999 fiscal year. The Committee was formed by the Board of Directors to make a determination with respect to the consolidated stockholder derivative actions described under the caption Certain Transactions.

           BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains certain information on the beneficial ownership of Common Stock and Common Stock-linked units by each director, director nominee, and executive officer named in the Summary Compensation Table herein as well as by all current directors and executive officers as a group. All information is provided as of February 23, 2000.

                                                                  Common Stock
                                              Common Stock(1)       Units(2)
                                              ---------------     ------------
W.H. Clark...................................        5,154            1,964
Jill K. Conway...............................        7,568            1,964
Thomas W. Davis..............................      644,459(3)         7,816
Stephen L. Hammerman.........................    1,197,734(3)(4)      5,090
George B. Harvey.............................        7,708            2,670
William R. Hoover............................        5,290            2,017
David H. Komansky............................    2,390,042(3)        17,358
Robert P. Luciano............................        9,000            2,794
David K. Newbigging..........................        6,019            3,402
E. Stanley O'Neal............................      379,155(3)         7,816
Jeffrey M. Peek..............................      500,844(3)(4)      7,635
Aulana L. Peters.............................        2,533(4)         8,107
John J. Phelan, Jr...........................        9,000            1,964
John L. Steffens.............................    2,172,398(3)         8,540
William L. Weiss.............................        5,796(4)         1,615
All Merrill Lynch directors and executive
 officers as a group.........................   11,408,488(3)(4)     99,655

---------------------
(1) All nominees, directors, and executive officers have sole investment power and sole voting power over all shares of Common Stock listed, except as indicated in notes 3 and 4 below. No individual director, director nominee, or executive officer beneficially owned in excess of 1% of the outstanding Common Stock. The group consisting of all directors and executive officers of Merrill Lynch beneficially owned approximately 2.7% of the outstanding Common Stock.

    The beneficial ownership information shown in this table for the following individuals and for the group consisting of all directors and executive officers of Merrill Lynch includes the indicated number of shares of Common Stock deliverable at the end of the restricted or deferral period applicable to: (i) deferred stock units issued under the Merrill Lynch & Co., Inc. Deferred Unit and Stock Unit Plan for Non-Employee Directors; (ii) stock units under the Merrill Lynch & Co., Inc. Program for Deferral of Stock Option Gains for a Select Group of Eligible Employees; or (iii) restricted units issued in 1999 and 2000 under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan: Mr. Davis (25,656); Mr. Hammerman (24,385); Mr. Komansky (340,841); Mr. O'Neal (26,186); Mr. Peek (25,833); Mr. Steffens
    (259,895); Mrs. Conway (1,160); Mr. Harvey (448); Mr. Luciano (1,160); Mr.
    Newbigging (1,519); Mrs. Peters (555); Mr. Phelan (1,160); Mr. Weiss (224); and all directors and executive officers of Merrill Lynch as a group (854,820). These shares are not included for the purpose of calculating the percentages set forth in the first paragraph of this note 1 as they cannot be acquired within 60 days of February 23, 2000.

Footnotes to Directors and Executive Officers Beneficial Ownership Table (Continued)

(2) Consists of units linked to the value of the Common Stock but payable only in cash at the end of the restricted or deferral period applicable to (i) restricted units issued prior to 1999 under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan; (ii) deferred units issued under the Merrill Lynch & Co., Inc. Deferred Unit and Stock Unit Plan for Non-Employee Directors; (iii) ML stock units under the Merrill Lynch & Co., Inc. Fee Deferral Plan for Non-Employee Directors; or (iv) cash units under the Merrill Lynch & Co., Inc. Program for Deferral of Stock Option Gains for a Select Group of Eligible Employees.

(3) The beneficial ownership information in the table shown for the following individuals and for the group consisting of all directors and executive officers of Merrill Lynch includes the indicated number of shares of Common Stock that may be purchased upon the exercise (presently or within 60 days of February 23, 2000) of Stock Options granted under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan: Mr. Davis (367,540); Mr. Hammerman (820,593); Mr. Komansky (1,642,892); Mr. O'Neal
    (269,817); Mr. Peek (287,901); Mr. Steffens (928,851); and all directors and executive officers of Merrill Lynch as a group (6,818,900).

(4) The beneficial ownership information shown for Mr. Hammerman includes 36,000 shares held in trusts as to which Mr. Hammerman has shared voting and investment power. The beneficial ownership information shown for Mr. Peek includes 12,540 shares held by a charitable foundation as to which Mr. Peek has shared voting and investment power. The beneficial ownership information shown for Mrs. Peters includes 1,578 shares held in a trust as to which Mrs. Peters has shared voting and investment power. The beneficial ownership information shown for Mr. Weiss includes 2,800 shares held by a charitable foundation as to which Mr. Weiss has shared voting and investment power. The beneficial ownership information shown for the group consisting of all directors and executive officers of Merrill Lynch reflects these shares and also includes the following shares: 6,235 shares held by charitable foundations as to which an executive officer has shared voting and investment power; 5,128 shares held by a charitable trust as to which an executive officer has shared voting and investment power; and 5,232 shares held in custodial accounts and trusts as to which an executive officer has shared voting and investment power.

                          MERRILL LYNCH PROPOSAL

     APPROVAL OF A NEW PERFORMANCE FORMULA FOR CERTAIN EXECUTIVE OFFICERS

The Board of Directors recommends that stockholders approve the following new performance formula to govern compensation terms for certain executive officers under Section 162(m) of the Internal Revenue Code of 1986 ("IRC"). The Management Development and Compensation Committee ("MDCC") of the Board of Directors adopted the new formula, subject to stockholder approval, to apply to annual bonuses and restricted share or unit awards under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan ("LTICP") for fiscal years 2000 and thereafter.

Approval of the formula is being recommended to preserve Merrill Lynch's federal income tax deduction for compensation paid to its Chairman of the Board (the "Chairman") and/or Chief Executive Officer ("CEO") and the next highest paid executive officers (as such term is defined in Rule 3b-7 of the rules and regulations promulgated under the Securities Exchange Act of 1934) (collectively, the "covered officers"). Section 162(m) of the IRC could limit Merrill Lynch's federal income tax deduction for compensation paid to the covered officers to $1 million each, unless compensation in excess of this amount is determined using performance measures approved by a committee of outside directors and approved by stockholders. If stockholders of Merrill Lynch approve this proposal, Merrill Lynch's current performance formula will no longer be used for years after 1999.

The MDCC, a committee of outside directors, has formulated the performance formula to govern amounts to be paid to executive officers with the titles Executive Vice President, Vice Chairman, Chief Operating Officer, CEO, and/or Chairman. Under the proposed performance formula, each covered officer may be entitled each year to a maximum award equal to 1% (one percent) of Merrill Lynch's Pre-Tax Earnings (as defined below). As part of their annual bonus, the covered officers may receive cash and/or restricted share or unit awards under the LTICP.

In determining the bonus amounts, the MDCC may not pay a covered officer more than the maximum amount indicated by the formula. The MDCC will, however, have discretion to pay less than the maximum amount. Prior to awarding any annual bonuses for the performance year 2000 and all future years covered by the formula, the MDCC will evaluate the performance of Merrill Lynch and determine the maximum amount under the formula, subject to its discretion to pay less than the amount yielded by the formula.

Awards under the formula adopted by the MDCC will be based on Merrill Lynch's future performance. No incentive compensation under these terms has yet been earned by any covered officer, because the performance period has not yet been completed. Accordingly, the amount of incentive compensation to be paid in the future to Merrill Lynch current or future covered officers cannot be determined at this time. Actual amounts will depend on Merrill Lynch's actual performance and on whether the MDCC or the Board of Directors elects to reduce such amounts. Had this proposal been in effect for the 1999 performance period, the MDCC believes that the annual incentives would have been essentially the same as the compensation reported in the Summary Compensation Table for Merrill Lynch's current covered officers.

The Board of Directors recommends a vote FOR the adoption of this proposal.

"Pre-Tax Earnings" shall mean Merrill Lynch's Pre-Tax Earnings as reported in its consolidated financial statements adjusted to eliminate: (1) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by Merrill Lynch, for the relevant performance year; (2) expenses classified as "Provisions for Restructuring"; (3) expenses related to "Goodwill Amortization"; (4) gains and/or losses classified as "Discontinued Operations"; and (5) gains or losses classified as "Extraordinary Items", which may include: (A) profits or losses on disposal of assets or segments of the previously separate companies of a business combination within two years of the date of such combination; (B) gains on restructuring payables; (C) gains or losses on the extinguishment of debt; (D) gains or losses from the expropriation of property; (E) gains or losses that are the direct result of a major casualty; (F) losses resulting from a newly enacted law or regulation; and (G) other expenses or losses that are unusual in nature or infrequent in occurrence.

In each instance, the above-referenced adjustment to Pre-Tax Earnings must be in accordance with generally accepted accounting principles and appear on the face of Merrill Lynch's Statement of Consolidated Earnings contained in Merrill Lynch's Consolidated Financial Statements for such performance year.

                           STOCKHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, holding 400 shares of Common Stock, has given notice of her intention to propose the following resolution at the Annual Meeting:

  RESOLVED: "That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

The following statement has been submitted by Mrs. Davis in support of the resolution:

  REASONS: "Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 74,975,991 shares, representing approximately 32.1% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

                             ---------------------

For the reasons stated below, the Board of Directors recommends a vote AGAINST the adoption of this Stockholder Proposal.

This proposal, which has been submitted by this proponent to Merrill Lynch's Annual Meetings of Stockholders for the fifteenth time, has been consistently opposed by the Board of Directors and has been defeated by stockholders by a substantial majority of the votes cast on each occasion.

As previously discussed in past statements in opposition, the Board of Directors opposes this proposal because it believes that it is contrary to the best interests of all of the stockholders. Under the General Corporation Law of Delaware, Merrill Lynch's state of incorporation, the general rule is that each director must be elected by a plurality of the votes of the shares present in person or represented by proxy. Cumulative voting is permissible only if specifically provided for in a corporation's certificate of incorporation. Many public companies, including a substantial majority of the thirty companies included in the Dow Jones Industrial Average, do not provide for cumulative voting.

The Board of Directors believes that the current method of voting at stockholders' meetings, which is based on plurality of the votes cast, better serves the interests of the stockholders of Merrill Lynch as a whole. The election of directors by plurality vote is consistent with the view that a board of directors is accountable to stockholders generally.

In contrast, cumulative voting may enhance the ability of those seeking to support a special interest group to elect one or more directors representing the interests of that group. Any directors so elected may view themselves as representatives of the special interest group that elected them and under an obligation to represent that group's interests, regardless of whether the furtherance of those interests would benefit all stockholders generally. This could tend to promote adherence to more narrow interests rather than those of stockholders at large.

In addition, the use of cumulative voting and the resulting election of directors who represent particular groups of stockholders may create a risk of promoting factionalism among members of the Board of Directors and may, therefore, undermine their ability to work together effectively. In its Statement on Corporate Governance, The Business Roundtable reports that the adoption of cumulative voting is generally not recommended for large publicly-owned corporations because of the concerns of promoting special interests and the potential for factionalism. It is for these reasons that the Board of Directors regards the proposed change in voting method as being contrary to the best interests of Merrill Lynch stockholders.

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Overview

Merrill Lynch's sustained success in an industry characterized by intense competition and rapid change is a reflection of the quality of its leaders. Merrill Lynch's executive compensation program is designed to promote and reward the leadership that enhances the corporation's world-class status and reputation. The program encourages creation of shareholder value by balancing annual compensation tied to fiscal year financial results with compensation opportunities contingent on long-term share price appreciation.

Policies and Process

 General

The Management Development and Compensation Committee (the "MDCC") is responsible for the oversight of all executive officer compensation programs and plans, including the determination and approval of base salaries, cash bonuses, and stock bonuses. The MDCC consists of four directors who have never been employees of Merrill Lynch and who are not eligible to participate in any of the MDCC-administered compensation programs or plans.

Each year, the MDCC reviews Merrill Lynch's executive compensation programs to ensure that they are aligned with Merrill Lynch's long-term strategic and financial plans as well as annual financial goals, and other shorter term objectives. As part of this review, the MDCC assesses the impact of changes in laws and regulations on the compensation programs for executive officers. The MDCC has access to advice and counsel from independent third parties. The MDCC also reviews executive management compensation with the other non-employee members of the Board of Directors.

 Total Compensation

The elements of total compensation for Merrill Lynch executives are base salary, cash bonus, and stock bonus. The MDCC has balanced the components of executive pay to provide Merrill Lynch's top executives with a powerful incentive to maximize the long-term shareholder value of Merrill Lynch.

 Base Salaries

Executive officer base salaries are reviewed periodically based on factors determined by the MDCC at the time of review. The relationship of salaries to total incentive compensation is intended to maximize the motivational value of the incentive compensation elements of the program.

 Incentive Compensation

Merrill Lynch's incentive awards to executive officers have been determined based on a shareholder-approved performance goal formula that complies with Internal Revenue Service regulations regarding the tax deductibility of executive officer compensation in excess of $1 million. This formula is used to determine the maximum annual cash bonus and maximum stock bonus of the Chief Executive Officer (the "CEO") by increasing or decreasing the prior year's cash and restricted unit formula amounts by the average year-over-year percentage change in Merrill Lynch's Net Income and Return on Equity ("ROE"), as defined. The cash bonus and restricted unit formula amounts for all other current executive officers are established at 70% of the CEO's formula bonus amounts to reflect the relative responsibility and accountability of these individuals in relation to that of the CEO.

The MDCC retains the discretion to determine actual awards that are less than the formula amounts for each executive based on an assessment of the factors influencing the formula and each executive's performance. Performance factors taken into consideration include: strategic planning, quality of client service, market share, corporate reputation, financial results, fixed expense control, capital allocation, profit margins, compliance and risk control, management development, workforce diversity, technology, and innovation. The MDCC also considers the extent to which individuals exemplify and foster Merrill Lynch's principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship, and Integrity. These factors are considered collectively by the MDCC and are not weighted in any particular order of importance.

Cash Bonus. The cash bonus program provides a strong incentive for executive officers to improve the financial performance of Merrill Lynch by directly linking annual cash bonus awards to Net Income and ROE. For the 1999 performance year, the MDCC determined cash bonuses for each executive officer using the performance goal formula.

Stock Bonus. The stock bonus program is a significant component of the total compensation awarded each year to members of executive management. Although the stock bonus award is based on the financial results of Merrill Lynch for the performance year, the ultimate value of the stock bonus is dependent on future stock price performance. As such, the stock bonus, consisting of restricted units and stock options, aligns executive and shareholder financial interests and encourages a balance between annual goals and long-term strategic planning. For the 1999 performance year, the MDCC determined restricted units for each executive using the performance goal formula. The MDCC has awarded stock options representing approximately 25% of total compensation.

Executive officers are also eligible to participate in broad-based plans offered generally to Merrill Lynch employees, including retirement, investment, health, and other employee benefit plans.

 Approval Process

Consistent with the executive compensation policies discussed above, the MDCC assesses the performance of the CEO and all other executive officers and recommends the annual cash bonus and stock bonus amounts for each individual to the Board of Directors for approval.

Compensation of the Chief Executive Officer for 1999 Performance

In June 1999, the MDCC reviewed CEO compensation at Merrill Lynch in relation to that of CEOs at other leading financial service companies. Based on this review and an assessment at year-end of Merrill Lynch's performance, the MDCC recommended and the Board of Directors approved the CEO's total compensation for the 1999 performance year as $25,800,000.

For the 1999 performance year, the cash bonus and restricted unit award for the CEO were determined in accordance with the existing shareholder-approved performance goal formula. As defined, Merrill Lynch's Net Income was $2,737 million and ROE was 23.8% for 1999. The Net Income and ROE results were 65% and 33% higher than 1998 results, respectively. The resulting average percentage increase in 1999 Net Income and ROE is 49%. Applying this 49% increase to the CEO's 1998 formula cash bonus results in a 1999 formula cash bonus of $8,234,000, which is the amount the MDCC determined to be the actual award.

Applying the same 49% increase to the CEO's 1998 formula restricted unit award results in a 1999 formula restricted unit award of $1,926,000, which is the amount the MDCC determined to be the actual award. The actual number of restricted units granted was calculated by dividing the dollar value to be paid in restricted units by the average fair market value ($78.62) of a share of Common Stock over the twenty business days preceding January 14, 2000, the date the MDCC met to review executive stock awards. The MDCC also determined to award 25% of total compensation, or $6,450,000, in stock options. The number of stock options granted for 1999 performance was calculated by dividing the dollar value to be paid in stock options by the same price of Common Stock used to determine the restricted unit grant, and multiplying the result by four. The multiple of four options to one share equivalent is used because the Black-Scholes value of a Merrill Lynch stock option (taking into account the non-marketability of employee stock options) has, over time, averaged approximately 25% of the value of a share of Common Stock.

Additionally, the MDCC approved the purchase of a split dollar life insurance policy for the CEO. The economic value of the insurance arrangement is $8,490,000. The MDCC approved this benefit as part of a competitive package of compensation and benefits and considered its economic value to be an additional component of total compensation.

Summary

The CEO's compensation for performance in 1999, based on the methodology described above and valued when it was approved by the Board of Directors in January 2000, consisted of:

                                                         Economic Value
    Salary   Cash Bonus Restricted Units* Stock Options*  of Insurance     Total
    ------   ---------- ----------------- -------------- -------------- -----------
   $700,000  $8,234,000    $1,926,000       $6,450,000     $8,490,000   $25,800,000

---------------------

* The value of these awards is based on the average fair market value ($78.62) of Common Stock over twenty business days preceding January 14, 2000, the date the MDCC met to review the awards. These amounts differ from the amounts shown in the Summary Compensation Table under the column headed "Restricted Stock/Unit Awards" and from the amounts shown in the table entitled Stock Option Grants Made in Last Fiscal Year under the column headed "Grant Date Present Value" because the amounts in those tables are required to be based on the grant date Common Stock price.

Management Development and Compensation Committee

ROBERT P. LUCIANO, CHAIRMAN
JILL K. CONWAY
GEORGE B. HARVEY
WILLIAM L. WEISS

                             ---------------------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the MDCC are named above. None of these individuals has ever been an officer or employee of Merrill Lynch or any of its subsidiaries and no "compensation committee interlocks" existed during the 1999 fiscal year.

                   COMPENSATION TABLES AND OTHER INFORMATION

The following tables set forth information with respect to the Chief Executive Officer and the four other most highly compensated executive officers of Merrill Lynch.

                          Summary Compensation Table

                                                        Long-Term
                                                      Compensation
                           Annual Compensation          Awards(1)
                         ------------------------ ---------------------
                                                  Restricted
                                                  Stock/Unit Securities All Other
   Name and Principal                               Awards   Underlying  Compen-
        Position         Year  Salary   Bonus(1)  (2)(3)(4)   Options   sation(5)
   ------------------    ---- -------- ---------- ---------- ---------- ----------
David H. Komansky....... 1999 $700,000 $8,234,000 $2,100,704  328,160   $8,516,097
 Chairman of the Board   1998  700,000  4,535,321  1,104,554  204,580       19,100
  and                    1997  642,424  7,086,439  1,524,325   96,395       34,521
 Chief Executive Officer

Thomas W. Davis......... 1999 $300,000 $5,765,000 $1,470,270  190,790   $3,854,993
 Executive Vice          1998  300,000  2,645,000    627,613  102,120       14,300
  President              1997  268,333  4,300,000    988,724   62,525       22,513

E. Stanley O'Neal....... 1999 $300,000 $5,765,000 $1,470,270  386,010   $    6,400
 Executive Vice          1998  300,000  2,830,000    666,700  108,475        6,400
  President              1997  268,333  4,300,000    988,724   62,525       12,008

 John L. Steffens....... 1999 $400,000 $5,765,000 $1,470,270  165,350   $2,259,512
 Vice Chairman           1998  400,000  3,385,000    807,341  131,355       20,700
                         1997  400,000  4,750,000    988,724   62,525       37,523

Jeffrey M. Peek......... 1999 $300,000 $5,765,000 $1,470,270  158,995   $1,975,850
 Executive Vice          1998  210,000  2,800,000    640,666  104,235       11,100
  President              1997  210,000  3,840,000    965,828   40,715       18,012

---------------------
(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated.

(2) Awards for performance years 1999 and 1998 consisted of restricted units, payable at the end of five years. For 1997, awards were divided equally between restricted shares and restricted units. All awards have been valued for this table using closing prices of Common Stock on the Consolidated Transaction Reporting System on the grant dates of such awards. The closing price on the last trading day prior to February 1, 2000, the effective date of the grants for performance in 1999, was $85.75. All restricted shares and restricted units vest three years following grant and all restricted shares and those restricted units granted for 1999 and 1998 are non-transferable for an additional two years after vesting. Restricted units granted for 1997 are payable at the end of a three-year vesting period. Restricted shares are shares of Common Stock with all the rights of Common Stock except that they may not be sold or transferred for five years after they are granted. Restricted units are similar to restricted shares but do not have voting rights.

(3) During the applicable vesting and/or restricted periods, dividends are paid on restricted shares and dividend equivalents are paid on restricted units.

(4) The number and value of restricted shares and restricted units held by executive officers named in the table as of December 31, 1999 are as follows: Mr. Komansky (60,648 shares and 41,889 units--$8,542,614); Mr. Davis (56,424 shares and 28,056 units--$7,038,240); Mr. O'Neal (49,350 shares and 28,072 units--$6,450,220); Mr. Steffens (48,284 shares and 29,759 units--$6,501,957); and Mr. Peek (40,413 shares and 23,654 units--
    $5,337,582). These amounts do not include restricted shares and restricted units awarded in 2000 for performance in fiscal year 1999.

(5) Amounts shown for 1999 consist of the following: (i) contributions made in 1999 by Merrill Lynch to accounts of employees under the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan (including, where applicable, cash payments made because of limitations imposed by the Internal Revenue
    Code)--Mr. Komansky ($1,500); Mr. Davis ($1,500); Mr. Steffens ($1,500);
    and Mr. Peek ($1,500); (ii) allocations made in 1999 by Merrill Lynch to accounts of employees under the defined contribution retirement program-- Mr. Komansky ($19,200); Mr. Davis ($12,800); Mr. O'Neal ($6,400); Mr.
    Steffens ($19,200); and Mr. Peek ($11,200); (iii) the dollar value of the premiums paid by Merrill Lynch with respect to the term portion of split dollar life insurance policies purchased on the lives of the named executives and their spouses--Mr. Komansky ($5,397); Mr. Davis ($3,693); Mr. Steffens ($1,812); and Mr. Peek ($1,150); and (iv) the actuarial equivalent of the benefit to each named executive of the aggregate premiums paid on the split dollar life insurance policies by Merrill Lynch over the life of the policy based on the corporation's assumptions regarding the interest rates, life expectancy, and the dates on which Merrill Lynch is expected to recover the amount of the aggregate premiums paid by it--Mr. Komansky ($8,490,000); Mr. Davis ($3,837,000); Mr.
    Steffens ($2,237,000); and Mr. Peek ($1,962,000).

            Stock Option Grants Made in Last Fiscal Year(/1/)

                       Number of   % of Total
                       Securities   Options
                       Underlying  Granted to  Exercise             Grant Date
                        Options   Employees in   Price   Expiration   Present
    Name                Granted   Fiscal Year  Per Share Date(/2/)  Value(/3/)
    ----               ---------- ------------ --------- ---------- -----------
David H. Komansky.....  328,160       1.7%     $87.5625  1/27/2010  $ 9,804,515
Thomas W. Davis.......  190,790       1.0       87.5625  1/27/2010    5,700,279
E. Stanley O'Neal.....  386,010       2.0       87.5625  1/27/2010   11,532,913
John L. Steffens......  165,350       0.9       87.5625  1/27/2010    4,940,202
Jeffrey M. Peek.......  158,995       0.8       87.5625  1/27/2010    4,750,332

---------------------
(1) Includes awards made in January 2000 for performance in 1999. Awards made in January 1999 for performance in 1998 are excluded.

(2) All stock options become exercisable as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after five years.

(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each stock option ($87.5625) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Common Stock on January 27, 2000, the date of grant. The assumptions used for the variables in the model were: 37.39% volatility (which is the volatility of the Common Stock for the 84 months preceding grant); a 6.75% risk-free rate of return (which is the yield as of the date of grant on a U.S. Treasury Strip (zero-coupon bond) maturing in February 2007, as quoted in The Wall Street Journal); a 1.23% dividend yield (which was the dividend yield on the date of grant); and a seven-year option term (which is the expected term until exercise). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee stock options. The actual gain that executives will realize on their stock options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model.

          Aggregated Stock Option Exercises Made in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                      Number of Securities           Value of Unexercised
                                                     Underlying Unexercised          In-the-Money Options
                           Shares                  Options at Fiscal Year-End       at Fiscal Year-End(/1/)
                         Acquired on     Value     ------------------------------  -------------------------
          Name            Exercise   Realized(/2/) Exercisable     Unexercisable   Exercisable Unexercisable
          ----           ----------- ------------- --------------  --------------  ----------- -------------
David H. Komansky.......         0    $         0    1,371,825         727,218     $84,855,237  $27,901,042
Thomas W. Davis.........         0              0      307,407         219,058      18,697,250    5,436,061
E. Stanley O'Neal.......     6,120        506,246      209,621         222,451      12,276,487    5,361,609
John L. Steffens(/3/)...   360,000     22,163,742      852,211         274,697      56,140,449    7,033,139
Jeffrey M. Peek.........    55,000      4,259,531      253,931         198,495      16,411,937    4,825,587

---------------------
(1) This valuation represents the difference between $83.3125, the closing price on December 31, 1999 on the Consolidated Transaction Reporting System of a share of Common Stock, and the exercise prices of these stock options.

(2) These valuations represent the difference between the average of the high and low prices on the Consolidated Transaction Reporting System on the date of exercise of a share of Common Stock, and the exercise prices of the stock options exercised.

(3) Mr. Steffens elected to defer the gain received upon the exercise of certain stock options (net of shares withheld to pay exercise price and ancillary taxes including Medicare tax) pursuant to the Merrill Lynch & Co., Inc. Program for Deferral of Stock Option Gains for a Select Group of Eligible Employees and continues to hold 231,802 stock units.

Pension Plan Annuity

In 1988, the Merrill Lynch defined benefit pension plan (the "Pension Plan") was terminated, and a group annuity contract to pay the Pension Plan benefits to the vested participants was purchased from Metropolitan Life Insurance Company with a portion of the terminated Pension Plan trust assets. This annuity is payable at normal retirement (generally age 65) or at an early retirement age in a reduced amount. Merrill Lynch participates in the actuarial experience and investment performance of these annuity assets under an agreement with Metropolitan Life Insurance Company.

Under the arrangement described above, the executive officers named in the Summary Compensation Table will be eligible to receive an annuity upon retirement. Those retiring at age 65 with at least 10 years of Pension Plan participation will receive up to the annual statutory maximum applicable to the year in which the annuity payments are made, which, during 1999, is $121,334 (for those born between 1938 and 1954). These limits are adjusted periodically by the IRS for increases in the cost of living. The compounded annual growth rate of these cost of living increases has been 3.2% since 1988, the year indexing began. Effective for 1995 and later years, however, the cost of living adjustment calculation is subject to rounding rules. The annuity payments, if payable as straight life annuities, will not exceed the following annual amounts for the following executive officers: Mr. Komansky ($103,655); Mr. Davis ($85,015); Mr. O'Neal ($5,679); Mr. Steffens ($227,963); and
Mr. Peek ($54,825). These amounts reflect an offset for estimated social security benefits in accordance with the provisions of the terminated Pension Plan.

Supplemental Annuity Agreement

Merrill Lynch has entered into an annuity agreement with Mr. Komansky, effective January 27, 1997, to provide for supplemental defined benefit annuity payments to him and his surviving spouse. The annuity is payable if Mr. Komansky retires at the age of 60 or thereafter or dies while employed by Merrill Lynch. The annual amount of his annuity will be equal to $1,620,000 if payable as a straight life annuity or a 10-year certain and life annuity, or $1,370,000 if payable as a 50% or 100% joint and survivor life annuity (in each case subject to a semi-annual adjustment for inflation until commencement of payment) reduced by the dollar amount of Mr. Komansky's Pension Plan annuity described above and the combined annuity value at retirement of his account balances attributable to Merrill Lynch contributions to the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan and the Retirement Accumulation Plan, and to the allocations under the ESOP, and as further reduced by 50% of the annual social security retirement benefit amount he would receive upon retirement at age 65 (computed as of his actual retirement date if earlier than age 65). The payment will be made monthly in the form of a life annuity or, subject to reductions, a 10-year certain and life annuity, or a 50% or 100% joint and survivor life annuity.

Severance Agreements

Merrill Lynch has severance agreements with certain members of executive and senior management. These agreements provide for payments and other benefits if there is a Change in Control (as defined below) of Merrill Lynch, and the employee's employment is subsequently terminated by Merrill Lynch or its successor without "Cause" or by the employee for "Good Reason", including a detrimental change in responsibilities or a reduction in salary or benefits. The term of each agreement does not exceed three years, which term is automatically extended each year for an additional year until notice to the contrary is given to the employee. Under each agreement, the employee will receive a lump sum payment equal to the lesser of 2.99 times the employee's average annual W-2 compensation for the five years immediately preceding the year of the termination of employment or
2.99 times the employee's average annual salary, bonus, and the grant value of stock-based compensation for the five years immediately preceding the year of the termination of employment. The employee shall also receive: (i) a lump sum payment approximating the value of life, disability, accident, and medical insurance benefits for 24 months after termination of employment, and an amount sufficient to cover any income taxes payable thereon; (ii) a lump sum payment equal to the retirement contribution, and an amount sufficient to cover any income taxes payable thereon, that the employee would have been eligible to receive from Merrill Lynch under the terms of the Merrill Lynch retirement program (which consists of the Merrill Lynch & Co., Inc. Retirement Accumulation Plan and the ESOP, and any applicable Merrill Lynch contributions to the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, or any successor program or plan that may be in effect at the time of the Change in Control), such amount to be determined as if the employee were fully vested thereunder and had continued after the date of termination to be employed for an additional 24 months at the employee's highest annual rate of compensation during the 12 months immediately preceding the date of termination for purposes of determining the basic contributions and any applicable supplemental contributions; and (iii) any legal fees and expenses incurred as a result of the employee's termination of employment.

Under the terms of the agreements, a "Change in Control" of Merrill Lynch means: (i) any change in control of a nature required to be reported under the SEC's proxy rules; (ii) the acquisition by any person of the beneficial ownership of securities representing 30% or more of the combined voting power of Merrill Lynch's then outstanding voting securities; (iii) a change in the composition of the Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new directors elected or nominated by at least 3/4 of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) the liquidation of all or substantially all of the assets of Merrill Lynch. In addition, if Merrill Lynch enters into an agreement, the consummation of which would result in a Change in Control, then a Change in Control shall be deemed to have occurred with respect to any participant's termination without "Cause" or for "Good Reason" occurring after the execution of such agreement and, if such agreement expires or is terminated prior to consummation of the Change in Control, before such expiration or termination.

Subject to certain limitations contained in the severance agreements, any payments thereunder would be in addition to amounts payable under certain stock-based plans, including the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan, which, in the event of a Change in Control (as defined in that plan), provide for early vesting and payment if an employee is terminated without Cause or leaves for Good Reason.

                           COMPENSATION OF DIRECTORS

Those Merrill Lynch directors who are not full-time employees of Merrill Lynch or an affiliated corporation receive monthly cash payments at a rate of $55,000 per year in base compensation and receive transportation to meetings or reimbursement of reasonable travel expenses incurred to attend the meetings. In addition, non-employee directors receive $15,000 for chairing the Audit and Finance Committee and the MDCC. The directors chairing the Nominating Committee and the Public Policy and Responsibility Committee receive $10,000 per year for providing this service. Members of the Litigation Committee received $40,000 for service on this committee during 1999. The members of the other committees receive no compensation for their service as members.

Under the Merrill Lynch & Co., Inc. Fee Deferral Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their base compensation and committee fees until a specified later date or until after retirement. At the option of the participant, deferred fees (i) may be credited with a return based on the performance of selected mutual funds (or a return based on the performance of certain Merrill Lynch-sponsored employee partnerships), or (ii) may be represented by Common Stock equivalents that are credited with dividend equivalents equal to dividends declared on the Common Stock. All distributions under the Fee Deferral Plan are payable in cash.

Under the Merrill Lynch & Co., Inc. Deferred Unit and Stock Unit Plan for Non-Employee Directors (the "Unit Plan") non-employee directors receive grants of deferred units (representing Merrill Lynch's obligation to pay an amount in cash equal to the value of one share of Common Stock at the end of the deferral period) and deferred stock units (representing Merrill Lynch's obligation to deliver one share of Common Stock at the end of the deferral period). Under the Unit Plan, each non-employee director receives an initial grant of deferred units and deferred stock units upon commencement of Board service and additional grants of deferred units and deferred stock units at the beginning of the month following the fifth Annual Meeting subsequent to the most recent grant of deferred units or deferred stock units, as applicable. The Unit Plan replaced the Merrill Lynch & Co., Inc. Non-Employee Directors' Equity Plan (the "Equity Plan"), described below. Directors in service at the inception of the Unit Plan received their initial deferred unit grants in August 1996 and receive their initial deferred stock unit grants at the beginning of the month following the date on which their most recent grants of restricted stock under the Equity Plan became fully vested. The grant value of such grants of deferred units or deferred stock units is $50,000, except that grants to directors scheduled to retire prior to the fifth Annual Meeting subsequent to grant are reduced proportionately. In addition, commencing April 1998, each director became eligible for an annual $10,000 grant of deferred units under the Unit Plan. Deferred units and deferred stock units are payable in cash and Common Stock, respectively, at the end of a five-year deferral period or upon earlier cessation of service, provided that payments are prorated if Board service ends prior to scheduled retirement for any reason other than death. Participants in the Unit Plan have the option to defer payment of deferred units and deferred stock units, and, in the case of deferred units, may choose to index their return after the initial five-year deferral period to the performance of selected mutual funds. Deferred units and deferred stock units are non-transferable and carry no voting rights, but they receive dividend equivalents that are credited in the form of additional deferred units or deferred stock units, as applicable.

Under the Equity Plan, each non-employee director who commenced service prior to October 1996 received an initial grant of restricted stock upon commencement of Board service or, in the case of directors in service at the inception of the Equity Plan, on November 4, 1992. The number of shares of restricted stock granted was based on a grant value of $50,000, provided that grants to directors scheduled to retire prior to the fifth Annual Meeting subsequent to grant were reduced proportionately. Restricted stock granted under the Equity Plan vested and became transferable in equal annual installments on the date of each of the five Annual Meetings subsequent to grant (or, in the case of a director scheduled to retire earlier, such lesser number of Annual Meetings remaining until retirement). Unvested shares can not be transferred, assigned, pledged, or otherwise encumbered, and are forfeited if Board service ends prior to scheduled retirement for any reason other than death. In all other respects, holders of restricted stock under the Equity Plan have the same rights as holders of Common Stock, including the right to vote and receive dividends. The Equity Plan was terminated in October 1996 and no further grants will be made thereunder.

Each non-employee director who has served for five years (or has reached age 65 with at least one year of service), and who thereafter ceases to serve for any reason other than removal for cause, is eligible to receive a pension benefit. The beneficiary(ies) or estate of each non-employee director is entitled to receive a death benefit in the event of such director's death during his or her term. Both such benefits are based upon the annual base compensation at the time of the director's cessation of service or death (currently $55,000) and the director's age and length of service. Although the amount and method of payment of each such benefit cannot be determined until the time of entitlement, it will not, on an annualized basis, exceed an amount equal to the annual base compensation for non-employee directors at the time of the director's cessation of service or death.

Merrill Lynch offers comprehensive medical insurance benefits to non-employee directors and eligible family members, which are comparable to those offered to Merrill Lynch employees generally except that these benefits are provided on a non-contributory basis and with differences in deductible, coinsurance, and lifetime benefits. Merrill Lynch also offers life and business travel insurance benefits to non-employee directors. In 1999, the value of health insurance coverage provided by Merrill Lynch for the following directors was as follows: Mrs. Conway ($1,905); Mr. Hoover ($1,776); and Mr. Phelan ($3,132). The value of life insurance coverage provided by Merrill Lynch for Mrs. Peters was $124.

                             CERTAIN TRANSACTIONS

Since the beginning of the 1999 fiscal year, certain directors and executive officers of Merrill Lynch and associates of such persons were, from time to time, indebted to Merrill Lynch as customers in connection with margin account loans, mortgage loans, revolving lines of credit, and other extensions of credit by Merrill Lynch's subsidiaries. These transactions were in the ordinary course of business and they were substantially on the same terms (including as to interest rates and collateral provisions) as those prevailing at the time for comparable transactions with other persons, except that for some credit products, the interest rates charged were the same as the lowest of the interest rates charged to other persons or were the same as those charged to Merrill Lynch employees. In addition, these transactions did not involve more than the normal risk of collectibility and did not present other unfavorable features. Directors, officers, and employees of Merrill Lynch are entitled to receive certain discounts or waivers of fees or commissions for products and services offered by subsidiaries of Merrill Lynch.

From time to time since the beginning of the 1999 fiscal year, Merrill Lynch and certain of its subsidiaries have engaged in transactions in the ordinary course of business with State Street and certain of its affiliates who are the beneficial owner of more than 5% of the outstanding shares of Common Stock. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

Since the beginning of the 1999 fiscal year, Merrill Lynch, through certain of its subsidiaries, has from time to time performed, in the ordinary course of its business, investment banking, financial advisory, and other services for certain corporations with which certain of its directors are affiliated.

From time to time since the beginning of the 1999 fiscal year, legal services were performed by the law firm of Gibson, Dunn & Crutcher LLP for business activities of, and litigation matters on behalf of, Merrill Lynch and its affiliates and for mutual funds advised by affiliates of Merrill Lynch. Aulana
L. Peters, a director, is a partner of this law firm.

In stockholder derivative actions, commenced October 11, 1991 and now consolidated, purportedly brought on behalf of Merrill Lynch in the Supreme Court of the State of New York, New York County, all current directors who were also directors at the time of the transactions described in this paragraph have been named as defendants. The plaintiffs allege, among other things, breach of fiduciary duties in connection with a series of year-end securities transactions between subsidiaries of Merrill Lynch and Guarantee Security Life Insurance Company during the period from 1984 to 1988. On January 5, 1999, the Supreme Court of the State of New York, Appellate Division, reversed a lower court dismissal of this action. Damages in an unspecified amount are sought on behalf of Merrill Lynch.

                               PERFORMANCE GRAPH

The following performance graph compares the performance of the Common Stock for Merrill Lynch's last five fiscal years to that of the S&P 500 Index, the S&P Financial Index, and an index based on the common stock of the following eight companies: A.G. Edwards, Inc., The Bear Stearns Companies Inc., The Charles Schwab Corporation, Citigroup Inc., J.P. Morgan & Co. Incorporated, Lehman Brothers Holdings Inc., Morgan Stanley Dean Witter & Co., and Paine Webber Group Inc. (the "Peer Group")*. The graph assumes that the value of the investment in Common Stock and each of the three named indexes was $100 at December 30, 1994 and that all dividends were reinvested. Points on the graph represent the performance as of the last Friday in December of the specified year, the day of Merrill Lynch's fiscal year-end. Stock price performances shown on the graph are not necessarily indicative of future price performances.

                             [GRAPH APPEARS HERE]

                    1994     1995    1996     1997     1998     1999
                    ----     ----    ----     ----     ----     ----
Merrill Lynch        100      146     245      399      429      504
S&P 500 Index        100      137     172      213      275      331
S&P Financial Index  100      153     214      284      327      339
Peer Group(*)        100      163     235      361      444      690
----------------
* In 1999, Bankers Trust Corporation, which was part of the Peer Group, was acquired by Deutsche Bank A.G. and, as a result, is no longer a U.S. publicly traded entity.

                                 OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items stated in the Notice of Annual Meeting of Stockholders. Should any other matters properly come before the Annual Meeting or any adjournment thereof, shares represented by the enclosed form of proxy, if signed and returned, will be voted in accordance with the judgment of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

In accordance with the rules of the SEC, stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders of Merrill Lynch must be received by Merrill Lynch at its principal executive offices not later than November 9, 2000 in order to be included in Merrill Lynch's Proxy Statement and form of proxy relating to that meeting.

The persons named as proxies for the 2001 Annual Meeting of Stockholders will generally have discretionary authority to vote on any matter presented by a stockholder for action at the meeting. In the event that Merrill Lynch receives notice of (i) a nomination for the election of a director at least 50 and no more than 75 days prior to the Annual Meeting or (ii) any other type of stockholder proposal at least 50 days prior to the Annual Meeting, then, so long as Merrill Lynch includes in its proxy statement advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, except to the extent limited by the SEC's rules governing stockholder proposals.

                                       By Order of the Board of Directors

                                               ANDREA L. DULBERG

                                              Corporate Secretary

[LOGO] Merrill Lynch

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, NY 10281-1332


www.ml.com

MERRILL LYNCH & CO., INC.           PROXY       Annual Meeting - April 18, 2000
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David H. Komansky and Thomas H. Patrick, and each of them individually, as proxies, with power of substitution, to vote, as specified herein, all the shares of Common Stock of Merrill Lynch & Co., Inc. held of record by the undersigned at the close of business on February 23, 2000, at the Annual Meeting of Stockholders to be held on April 18, 2000, and at any adjournment thereof and, in their discretion, upon other matters that properly may come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN ON THE REVERSE OF THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC INSTRUCTIONS AS TO ANY ITEM OR ALL ITEMS, IT WILL BE VOTED FOR THE ELECTION OF 4 DIRECTORS, FOR PROPOSAL (2), AND AGAINST STOCKHOLDER PROPOSAL (3). THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN IN RESPECT OF THE SAME SHARES OF STOCK.


-----------------------------------               ---------------
     (Signature of Stockholder)                        (Date)

-----------------------------------               ---------------
    (Signature of Stockholder)                         (Date)


Please vote on the reverse of this card. Sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

--------------------------------------------------------------------------------
                  The Board of Directors recommends a vote FOR
                             proposals (1) and (2).
--------------------------------------------------------------------------------

(1) The election to the Board of Directors of the 4 nominees named below for a term of 3 years

[ ]  FOR all nominees listed             [ ] WITHHOLD AUTHORITY
     (except as indicated to the             to vote for all
     contrary below)                         nominees listed


               W.H. Clark, Stephen L. Hammerman, Aulana L. Peters
                             and John J. Phelan, Jr.


(2)  A new performance formula           FOR         AGAINST   ABSTAIN
     governing compensation for          [ ]           [ ]       [ ]
     certain executive officers


--------------------------------------------------------------------------------
                      The Board of Directors recommends a
                     vote AGAINST Stockholder proposal (3).
--------------------------------------------------------------------------------

(3)  Institute cumulative voting         FOR         AGAINST   ABSTAIN
                                         [ ]           [ ]       [ ]



Instruction: To withhold authority to vote for one or more individual nominees, write the name(s) of such person(s) here: ________________________________________________________
                     (To be signed on the other side)